Exhibit 99.1

Press Release
July 23, 2007

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone 260.969.3590 Fax

Steel Dynamics Reports Second Quarter Results

FORT WAYNE, INDIANA, July 23, 2007– Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced second quarter earnings of $94 million, or $0.95 per diluted share, an increase of 7 percent when compared to $0.89 per diluted share in the second quarter of 2006. Diluted earnings per share decreased 6 percent from the first quarter of 2007, principally due to bond refinancing costs. Revenues increased to $911 million, 11 percent higher than the year-ago quarter and 5 percent higher than the first quarter of 2007. Second quarter consolidated shipments of 1.2 million tons were approximately the same as shipments in the second quarter of 2006 and slightly less than the first quarter of 2007.

SDI’s second quarter diluted earnings per share of $0.95 were consistent with May’s guidance that earnings could be at the low end of a range of $0.95 to $1.00 per diluted share provided earlier.  As disclosed previously, the second quarter’s earnings per diluted share were reduced approximately $0.07 by the redemption of the company’s 9½% Senior Unsecured Notes and the termination of a related fixed-to-floating interest-rate swap. Excluding the impact of these expenses, second quarter earnings per diluted share would have been comparable to the company’s first quarter earnings of $1.01 per diluted share.

In the first half of 2007, SDI’s net income increased 13 percent to $196 million, compared to $173 million in last year’s first half. First half net sales increased to $1.8 billion, 19 percent higher than the first half of 2006. Consolidated shipments of 2.5 million tons for the first half of 2007 were 9 percent higher than last year’s first half. Average sales price per ton for consolidated sales increased to $714 per ton for the first half, an increase of 9 percent compared to last year’s first half. SDI’s first-half cost for steel scrap increased 10 percent per net ton charged from the first half of 2006.

“Second quarter operating income was relatively flat versus the first quarter due to lower shipping volumes for flat-rolled and bar steels.” said Keith Busse, Chairman and CEO of Steel Dynamics. “Our Structural & Rail Division achieved record shipments and record operating profit during the second quarter.  Despite lower shipping volumes, our bar mills achieved strong operating results. Demand for flat-rolled steel turned out to be weaker than initially expected, reducing our shipping volume for sheet steels and resulting in more moderate price increases than anticipated for flat-rolled products.”

Higher priced scrap purchased in the latter part of the first quarter and melted in the second quarter resulted in higher second quarter costs, as SDI uses the FIFO method of inventory accounting. The second quarter’s average scrap cost per net ton charged increased $44 compared to the first quarter. Declining prices for steel scrap purchased during the second quarter helped to improve margins toward the end of the quarter, and are expected to have a stronger positive effect on third quarter profit margins.

Operating margin for the second quarter was 18 percent, compared to 20 percent in the first quarter of 2007. Second quarter operating profit per ton shipped was $136, unchanged from the first quarter of 2007. The second quarter’s average consolidated selling price increased to $739 per ton shipped, compared to $689 in the first quarter. The increase in average selling price was principally due to the strength in long-products pricing.

“During the second quarter, Steel Dynamics continued its growth plans by announcing two strategic acquisitions,” Busse said. “In June we announced the acquisition of The Techs, a respected, well-run flat-roll steel galvanizing company in Pittsburgh, PA, which expands our presence in the flat-roll-steel coating business. That acquisition closed on July 2. Also, in April we purchased a privately owned company that operates two metal-processing scrap yards in eastern Tennessee. The acquisition of these yards, which will provide an increased internal supply of steel scrap to our steel mill at Roanoke, Virginia, is part of our strategy to increase the proportion of ferrous resources we are able to self-supply to our mills. An additional scrap collection and processing facility is under development in Indianapolis, Indiana, and is scheduled to open in the second half of 2007.

“Our outlook for the third quarter is very positive,” Busse said. “The cost of ferrous resources for delivery mid-to-late second quarter has trended down and third-quarter scrap prices appear to be stable. We expect selling prices to remain relatively steady or improve somewhat, setting the stage for an expected improvement in profit margins for the third quarter. All of SDI’s long products divisions are experiencing solid order books, strong shipping rates, and strong selling values. For the first half of 2007, our long products mills accounted for 53 percent of the company’s steel shipments.

“We expect market demand for flat-rolled steel to improve in the third quarter, following several months of inventory liquidation, which would provide the possibility of a higher third-quarter volume of shipments and improved profit margins for sheet products. Combined with continued strong results for long products, we expect higher third-quarter earnings in the range of $1.10 to $1.15 per diluted share, subject to certain purchase accounting adjustments related to our acquisition of The Techs. We are in the process of determining purchase price allocations and cannot yet ascertain the impact to third quarter earnings. We expect to have a better assessment by the end of August and, we will determine the necessity of updating our third quarter guidance at that time,” Busse said.

During the third quarter of 2007, the company anticipates signing an operating agreement with its Mesabi Nugget project partners, subject to the resolution of certain remaining issues.  The agreements contemplate the commercialization of the first ITmK3® nugget manufacturing facility.  In connection with the plant construction, the company also anticipates purchasing and/or leasing land on the Minnesota iron-range for the purpose of mining its own iron ore concentrate for use at the nugget facility.

During the second quarter Steel Dynamics repurchased 2.9 million shares of its common stock for approximately $132.4 million. At June 30, 2007, the company had approximately 92 million shares of common stock outstanding. In June, the company’s Board of Directors authorized the repurchase of an additional 5 million shares.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, July 24, 2007 at 10:00 am EDT, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss second quarter 2007 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:  www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$911,248	$821,247	$1,776,922	$1,487,125

Costs of goods sold	694,666	624,692	1,343,937	1,131,083
Selling, general, and administrative expenses	48,922	42,407	94,015	70,782

Operating Income	167,660	154,148	338,970	285,260

Interest expense	7,198	8,025	14,444	16,161
Other (income) expense, net	11,523	(1,275)	10,807	(1,956)

Income before income taxes	148,939	147,398	313,719	271,055

Income taxes	54,997	50,529	117,613	98,137

Net income	$93,942	$96,869	$196,106	$172,918

Basic earnings per share	$1.01	$1.00	$2.07	$1.88

Weighted average common shares outstanding	93,429	96,461	94,873	91,747

Diluted earnings per share, including effect of assumed conversions	$.95	$.89	$1.96	$1.66
Weighted average common shares and share equivalents outstanding	98,781	109,766	100,209	105,218

Dividends declared per share	$.15	$.10	$.30	$.20

Note:  All prior period share data has been adjusted to include the company’s two-for-one stock split effective November 20, 2006.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Six Months Ended		First
	June 30,		June 30,		Quarter
	2007	2006	2007	2006	2007
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	579,490	653,075	1,191,599	1,316,120	612,109
Structural & Rail Division	309,601	242,627	593,477	489,760	283,876
Engineered Bar Division	131,976	124,132	274,335	249,482	142,359
Roanoke Bar Division	140,399	146,260	311,010	146,260	170,611
Steel of West Virginia	70,946	80,412	145,433	80,412	74,487
	1,232,412	1,246,506	2,515,854	2,282,034	1,283,442

Steel Fabrication Operations**	68,864	60,862	135,371	101,551	66,507
Steel Scrap and Scrap Substitute Operations***	176,846	98,340	275,080	141,643	98,234
Other Operations****	26,356	24,255	59,469	54,148	33,113
Intercompany	(271,951)	(208,388)	(497,046)	(302,049)	(225,095)
Consolidated shipments	1,232,527	1,221,575	2,488,728	2,277,327	1,256,201

Steel Operations* production	1,246,238	1,305,996	2,496,625	2,366,881	1,250,387

Average Selling Price Per Ton
Steel Operations*	$696	$639	$671	$626	$646
Consolidated	739	672	714	653	689

*                             Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division and Steel of West Virginia operations.

**                      Steel Fabrication Operations include the company’s five joist and deck fabrication plants located in     Indiana, Florida, Ohio, Virginia, and South Carolina.

***               Steel Scrap and Scrap Substitute Operations include Iron Dynamics and the company’s existing scrap processing facilities, of which two were purchased April 1, 2007.

****   Other Operations include Paragon Steel Enterprises.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

		December
	June 30,	31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and equivalents	$12,212	$29,373
Accounts receivable	442,124	408,376
Inventories	726,236	569,317
Deferred income taxes	14,488	13,964
Other current assets	31,493	15,167
Total current assets	1,226,553	1,036,197

Property, plant and equipment, net	1,249,178	1,136,703

Restricted cash	6,592	5,702

Intangible assets	14,110	12,226

Goodwill	48,490	30,966

Other assets	30,963	25,223
Total assets	$2,575,886	$2,247,017

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$218,318	$147,942
Income taxes payable	26,365	30,497
Accrued expenses	92,401	94,024
Accrued profit sharing	27,619	46,341
Current portion of long-term debt	215,699	80,686
Total current liabilities	580,402	399,490

Long-term debt
9½% senior unsecured notes due 2009	—	300,000
6¾% senior unsecured notes due 2015	500,000	—
Convertible subordinated 4.0% notes due 2012	37,500	37,500
Other long-term debt	16,750	16,920
Unamortized bond premium	—	3,772
Total long-term debt	554,250	358,192

Deferred income taxes	256,210	256,803

Minority interest	869	1,424

Commitments and contingencies

Stockholders’ equity
Common stock	540	537
Treasury stock, at cost	(464,405)	(230,472)
Additional paid-in capital	386,935	367,772
Retained earnings	1,261,085	1,093,271
Total stockholders’ equity	1,184,155	1,231,108
Total liabilities and stockholders’ equity	$2,575,886	$2,247,017

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating activities:
Net income	$93,942	$96,869	$196,106	$172,918

Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	32,978	32,603	62,244	57,520
Unamortized bond premium	(3,350)	—	(3,350)	—
Equity-based compensation	2,132	1,744	4,401	3,157
Deferred income taxes	(796)	(5,862)	(1,118)	(5,734)
Minority interest	(173)	389	(555)	628
Changes in certain assets and liabilities:
Accounts receivable	(20,146)	(10,797)	(33,748)	(29,984)
Inventories	(96,824)	(30,993)	(153,726)	(13,814)
Accounts payable	(6,532)	(29,447)	70,810	(7,383)
Income taxes payable	(58,982)	(30,852)	(4,132)	7,163
Other working capital	7,484	194	(38,764)	(23,178)

Net cash provided by / (used in) operating activities	(50,267)	23,848	98,168	161,293

Investing activities:
Purchase of property, plant and equipment	(101,981)	(33,882)	(155,910)	(48,467)
Acquisition of business, net of cash acquired	(38,219)	(89,106)	(38,219)	(89,106)
Purchase of short-term investments	—	—	—	(14,075)
Maturities of short-term investments	—	4,700	—	14,075
Other investing activities	61	—	(162)	—
Net cash used in investing activities	(140,139)	(118,288)	(194,291)	(137,573)

Financing activities:
Issuance of long-term debt	852,000	—	997,000	—
Repayment of long-term debt	(532,079)	(45,488)	(662,157)	(47,146)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	8,960	6,790	16,146	24,199
Issuance (purchase) of treasury stock	(132,429)	193	(235,314)	788
Dividends paid	(14,178)	(8,812)	(28,725)	(13,131)
Debt issuance costs	(7,988)	—	(7,988)	—

Net cash provided by / (used in) financing activities	174,286	(47,317)	78,962	(35,290)

Decrease in cash and equivalents	(16,120)	(141,757)	(17,161)	(11,570)
Cash and equivalents at beginning of period	28,332	195,705	29,373	65,518

Cash and equivalents at end of period	$12,212	$53,948	$12,212	$53,948

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,019	$2,171	$18,358	$16,439
Cash paid for federal and state income taxes	$131,817	$94,365	$132,285	$95,541